Registration No.333-104749

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TARRAGON REALTY INVESTORS, INC.
(Exact name of registrant as specified in governing instruments)
Nevada

(State or other jurisdiction of incorporation or organization)
94-2432628

(IRS Employer Identification No.)
1775 Broadway, 23rd Floor
New York, New York 10019
(212) 949-5000 • (212) 949-8001 (Fax)

(Address of principal executive offices)
William S. Friedman, Esq.
1775 Broadway, 23rd Floor
New York, New York 10019
(212) 949-5000 •(212) 949-8001 (Fax)
(Name and address of agent for service)
With a Copy to:
Steven C. Metzger, Esq.
Prager, Metzger & Kroemer PLLC
2626 Cole Avenue, Suite 900
Dallas, Texas 75204
(214) 969-7600• (214) 523-3838 (Fax)
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 452(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee

Title of Each Class		Proposed maximum	Proposed maximum
of Securities to be	Amount to be	offering price per	aggregate offering	Amount of
Registered	registered (1)	unit	price	registration fee
Common Stock, par value $.01 per share(2)	(1)(3)	(2)	(1)(2)(3)	N/A
Preferred Stock, par value $.01 per share	(1)(4)	(2)	(1)(2)(4)(1)(2)(5)	N/A
Debt Securities	(1)(5)	(2)	$80,000,000	N/A
Total	$80,000,000	(2)		$6,472	(6)(7)
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

(1)	The offered securities may be sold separately, or together. In no event will the aggregate initial offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $80,000,000.

(2)	The proposed maximum initial offering price of each security will be determined from time, by the Registrant in connection with the issuance by Registrant of other securities registered hereunder.

(3)	Subject to Rule 415(a)(4) of the Securities Act of 1933, as amended, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant . Also includes such presently indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any debt securities or Preferred Stock that provide for conversion or exchange into Common Stock.

(4)	There are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant.

(5)	There are being registered hereunder an indeterminate principal amount of Debt Securities.

(6)	Estimated solely for purposes of calculating the amount of the Registration fee in accordance with Rule 457(o) under the Securities Act of 1933 which permits the Registration Fee to be calculated on the basis of the maximum offering price of all the securities listed; the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, or proposed maximum aggregate offering price. Unless otherwise indicated in an amendment to this filing, no separate consideration will be received for shares of Common Stock, shares of Preferred Stock or debt securities that are issued by Tarragon Realty Investors, Inc. upon conversion or exchange of debt securities, or Preferred Stock registered hereunder.

(7)	Previously paid.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Approximate
Item	Amount
SEC Registration Fee	$6,742
Blue Sky Fee and Expenses (including legal fees)*(a)	(b	)
Legal Fees and Expenses*	(b	)
Accounting Fees and Expenses*	(b	)
Printing and Engraving Expenses*	(b	)
Trustee, Transfer Agent and Registrar Fees*	(b	)
Miscellaneous Fees and Expenses*	(b	)
TOTAL	$6,742

*	Estimated

(a)   includes filing fees paid and to be paid

(b)  to be provided by amendment

Item 15.	Indemnification of Directors and Officers.

     Tarragon’s Articles of Incorporation provide that it “shall indemnify to the fullest extent authorized or permitted by law. . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent” of Tarragon. Further, Tarragon’s Bylaws provide that “[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law.”

     Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys’ fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is “fairly and reasonably” entitled to indemnity.

     Under the Management Liability Provision of Tarragon’s Articles of Incorporation, directors do not have personal liability to Tarragon or to its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

•	for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

•	for the payment of dividends in violation of NRS 78.300.

     By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon’s Articles of Incorporation and Bylaws which provide, in substance, that Tarragon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits. The following are filed herewith as exhibits or are incorporated by reference as indicated below.

Exhibit
Designation	Description
3.1	Articles of Incorporation of Tarragon Realty Investors, Inc. filed with and approved by the Secretary of State of Nevada on April 2, 1997 (incorporated by reference is made to Exhibit 3.2 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).
3.2	Bylaws of Tarragon Realty Investors, Inc. as adopted April 3, 1997 (incorporation by reference is made to Exhibit 3.3 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).
3.3	Agreement and Plan of Merger of Vinland Property Corporation and Tarragon Realty Investors, Inc. dated July 24, 1997 (incorporation by reference is made to Exhibit 3.4 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).
3.4	Articles of Merger of National Income Realty Corporation into Tarragon Realty Investors, Inc. as filed with and approved by the Secretary of State of Nevada on November 24, 1998 (incorporation by reference is made to Exhibit 3.8 to Form 8-K Current Report for Event Occurring November 24, 1998 and to Exhibit 3.6 to Registration Statement No. 333-60527 on Form S-4).
4.1	Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement No. 33-66294 on Form S-11).
4.2	Certificate of Designation of Preferences and Relative Participating or Optional or Other Special Rights and Qualifications, Limitations, or Restrictions Thereof of 10% Cumulative Preferred Stock of Tarragon Realty Investors, Inc. as filed with and approved by the Secretary of State of Nevada on May 1, 2000 (incorporation by reference is made to Exhibit 4.4 to Registrant’s Registration Statement No. 333-31424 on Form S-4).
4.3†	Form of Indenture Agreement between Tarragon Realty Investors, Inc. and American Stock Transfer & Trust Company.
5.1*	Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.
5.2†	Form of opinion of Lewis and Roca LLP as to the legality of the securities.
12.1†	Statement regarding computation of ratios.

23.1	Consent of Prager, Metzger & Kroemer PLLC (included in Exhibit 5.1)
23.2	Consent of Lewis and Roca LLP (included in Exhibit 5.2)
23.3*	Consent of Grant Thornton LLP
24.1†	Power of Attorney (set forth on page II-4)

†	Previously filed with original Registration Statement No. 333-104749 or with Amendment Nos. 1 or 2.

*	Filed with this registration statement.

Item 22.	Undertakings.

     Tarragon hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tarragon pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Tarragon hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Tarragon hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of such Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Tarragon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 3, 2004.

TARRAGON REALTY INVESTORS, INC.

By:	/s/ William S. Friedman

William S. Friedman, President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William S. Friedman William S. Friedman	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 3, 2004

/s/ Erin D. Pickens Erin D. Pickens	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2004

/s/ Robert C. Rohdie* Robert C. Rohdie	Director	March 3, 2004

/s/ Willie K. Davis* Willie K. Davis	Director	March 3, 2004

/s/ Robert P. Rothenberg* Robert P. Rothenberg	Director	March 3, 2004

/s/ Lance Liebman* Lance Liebman	Director	March 3, 2004

/s/ Lawrence G. Schafran* Lawrence G. Schafran	Director	March 3, 2004

/s/ Raymond V. J. Schrag* Raymond V. J. Schrag	Director	March 3, 2004

/s/ Carl B. Weisbrod* Carl B. Weisbrod	Director	March 3, 2004

By: /s/ William S. Friedman William S. Friedman, Attorney-in-Fact